Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

September 16, 2024

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-1, as amended (File No. 333-274847)

Relating to the Initial Public Offering of up to

7,762,500 shares of Class A Common Stock of Guardian Pharmacy Services, Inc.

Ladies and Gentlemen:

We are acting as counsel for Guardian Pharmacy Services, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to 7,762,500 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), by the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Guardian Pharmacy, LLC, as predecessor to the Company, and Raymond James & Associates, Inc., for itself and acting as representative of the several underwriters to be named in Schedule A thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company. In rendering the opinion set forth above, we have also assumed that the Company will issue and deliver the Shares after filing the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, to be in effect upon completion of the Company’s initial public offering, in the form approved by us and filed as an exhibit to the Registration Statement on Form S-1 (SEC File No. 333-274847), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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